CENTURY ALUMINUM COMPANY
INDEPENDENT NON-EMPLOYEE DIRECTOR
ANNUAL RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE
CENTURY ALUMINUM COMPANY 2025 INCENTIVE PLAN

This Annual Restricted Stock Unit Award Agreement (this “Agreement”) is made as of [_______], 2025 (the “Award Date”), by and between Century Aluminum Company (the “Company”) and [_________] (“Participant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the Century Aluminum Company 2025 Incentive Plan effective June 16, 2025 (the “Plan”) that permits the grant of equity awards, including time-vesting Restricted Stock Units (“RSUs”), to eligible individuals in connection with the performance of services for the Company and its subsidiaries; and
WHEREAS, a grant of RSUs to Participant for Participant’s service to the Company as an Independent Non-Employee Director of the Company has been approved, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants herein contained, Participant and the Company hereby agree as follows:
1.Definitions. In addition to terms defined elsewhere in this Agreement and capitalized terms not defined herein but defined in the Plan which shall control hereunder, the following terms shall have the following meanings:
(a)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(b)“Disability” means a condition of Participant which, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months: (a) makes Participant unable to engage in any substantial gainful activity; or (b) as a result of which Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. If at any time a physician appointed by the Company or its agent or insurer, or the Social Security Administration, makes a determination with respect to Participant’s Disability, that determination shall be final, conclusive, and binding upon the Company, the Participant, and their successors in interest.
2.Restricted Stock Units.
(a)Award. The Company hereby awards to Participant [_______] RSUs (the “Awarded RSUs”) pursuant to and subject to the terms and conditions of this Agreement and the Plan, with each Awarded RSU representing the right to receive one share of the Company’s common stock.

(b)Vesting and Payment.
(i)The Awarded RSUs shall vest:
(a)in full on the earlier of (i) the one year anniversary of the Award Date or (ii) the next regular annual meeting of the Company’s stockholders following the Award Date that occurs at least 50 weeks after the immediately preceding year’s annual meeting, provided that the Participant is a member of the Board of Directors of the Company as of such one-year anniversary or said annual meeting date, as applicable; or
(b)if earlier, upon (1) a Change in Control, as hereinafter provided; (2) the termination of Participant’s service as a Director of the Company due to the Participant’s expiration of Participant’s term of service as a Director of the Company, or due to Participant’s death or Disability; or (3) Participant’s reaching (or having attained) age 65, and, as of such age, Participant being a member of the Board of Directors of the Company.
(ii)Except as provided under Section 2(b)(i) above, if a Participant’s service is terminated, Participant shall forfeit all opportunity to be vested in any then-unvested Awarded RSUs.
(iii)Unless Participant has made a timely deferral election in accordance with the provisions of this Agreement, the vested Awarded RSUs will be settled in a single distribution for an equivalent number of shares of common stock of the Company as soon as practicable but no later than 2-1/2 months after the date of vesting (or within such other time period as may be required under Section 409A of the Code).
(c)Deferral Elections. Participant may elect to defer settlement of Participant’s Awarded RSUs that vest pursuant to this Agreement, as follows, and in accordance with any rules and procedures that may hereafter be adopted by the Company. Unless otherwise provided by the Company in accordance with the requirements of Section 409A of the Code, said deferral elections must:
(i)be in writing in form prescribed by the Company;
(ii)be received by the Company at its headquarters and become irrevocable before the year in which the Award Date occurs; and
(iii)provide for deferral of settlement of said Awarded RSUs until the date of Participant’s termination of service as a member of the Board of Directors of the Company and its Subsidiaries, including termination by reason of death or Disability (or as soon as the Company determines is practicable but not more than 2-1/2 months thereafter). Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts deferred pursuant to this Agreement.
3.Change in Control. Any provision of this Agreement to the contrary, notwithstanding, but subject to the following sentence, upon a Change in Control of the Company, Participant’s Awarded RSUs shall immediately vest and shall be settled as soon as practicable but not later than 2-1/2 months after the Change in Control (or within such other time period as may be required under Section 409A of the Code). Notwithstanding the preceding sentence, if Participant has elected to defer the settlement of Participant’s Awarded RSUs pursuant to this Agreement, or if Participant’s Awarded RSUs are otherwise subject to Section 409A of the Code, settlement shall not be accelerated unless the Change in Control

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satisfies the requirements for a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, under Section 409A of the Code, as determined pursuant to Treasury Regulations or other applicable guidance issued under said Section 409A.
4.Change in Common Stock or Corporate Structure. Upon any stock dividend, stock split, combination or exchange of shares of common stock, recapitalization or other change in the capital structure of the Company, corporate separation or division (including, but not limited to, split-up, spin-off or distribution to Company stockholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets, rights offering, merger, consolidation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing, the number of Awarded RSUs granted hereunder shall be equitably and appropriately adjusted in accordance with the provisions of the Plan, and the securities subject to said Awarded RSUs shall be equitably and appropriately substituted for new securities or other consideration, as determined by the Committee (as defined in the Plan) in accordance with the provisions of the Plan. Any such adjustment made by the Committee shall be conclusive and binding upon Participant, the Company and all other interested persons.
5.Designation of Beneficiaries. On a form provided to the Company, Participant may designate a beneficiary or beneficiaries to receive, in the event of Participant’s death, all or part of any amounts to be distributed to Participant under this Agreement.
6.Book Entry; Stock Certificates. Upon settlement of Participant’s Awarded RSUs, the Company shall cause its transfer agent for the Company’s common stock to register the appropriate number of shares in book-entry form in the name of the Participant (or, in its discretion, issue to the Participant a stock certificate). All Awarded RSUs which are issued under this Agreement shall be fully paid and non-assessable.
7.Voting, Dividends. Participant shall have no rights as a stockholder (including no rights to vote or receive dividends or distributions) with respect to any Awarded RSUs until Participant becomes a stockholder upon the settlement of such Awarded RSUs in accordance with the terms and conditions of this Agreement and the Plan. Notwithstanding the foregoing, Participant will be entitled to receive dividend equivalents with respect to the Awarded RSUs as provided in this Section 7. Upon an ordinary cash dividend on the shares of common stock of the Company the record date of which is prior to the settlement or forfeiture of any Awarded RSUs, the Company shall allocate for Participant an amount equal to the amount of such ordinary cash dividend multiplied by the number of Awarded RSUs. The Company shall pay to Participant any such amounts only upon the vesting and settlement of the corresponding Awarded RSUs, and any rights to receive such amounts shall be forfeited upon the forfeiture of the corresponding Awarded RSUs.
8.Data Privacy. Participant hereby acknowledges that to perform its obligations under the Plan, the Company and its Subsidiaries may process sensitive personal data about Participant. Such data may include but are not limited to the information provided above, and any changes thereto, and other appropriate personal and financial data with respect to Participant. Participant hereby gives explicit consent to the Company to process any such data. The legal persons for whom such personal data are processed by the Company and any of its Subsidiaries and representatives, including stock brokers, stock record keepers or other consultants. Participant has been informed of his/her right of access and correction to his/her personal data by applying to the Company’s director of human resources.
9.Service Rights. Participant may not assign or transfer his or her rights under this Agreement except as expressly provided under the Plan. This Agreement does not create a

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contract of employment between Participant and the Company or any of its Subsidiaries, and does not give Participant the right to be retained in the service of the Company or any of its Subsidiaries; nor does it imply or confer any other employment or service rights, or confer any ownership, security or other rights to Company assets. The grant provided herein is solely within the discretion of the Company, and no inference should be drawn or permitted that the grant herein suggests that Participant will receive any subsequent grants.
If any subsequent grant is in fact made, it shall be in the sole discretion of the Company, and the Company is under no obligation to make any future grant or to consider making any future grant. The value of the Awarded RSUs awarded under the Agreement (either on the Award Date or at the time of vesting) shall not be included as compensation or earnings for purposes of any other benefit plan offered by the Company.
10.Delaware Law. This Agreement and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, and any applicable federal law.
11.Section 409A. Participant acknowledges that Participant’s receipt of certain benefits under this Agreement may be subject to Section 409A of the Code. If the Company determines that Participant has become a “specified employee” (as defined under Section 409A) at the time of termination of service as a Director of the Company, payment shall be delayed until six months and one day following termination of service if the Company determines that such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. In addition, to the extent that Participant’s benefits under this Agreement are payable upon a termination of service and are subject to Section 409A, a “termination of service” shall be interpreted to mean a “separation from service” which qualifies as a permitted payment event under Section 409A of the Code.
12.Taxes. The Company is not responsible for any tax consequences to Participant relating to the Agreement. Participant alone is responsible for these tax obligations, and hereby agrees to indemnify the Company from any loss or liability that the Company may suffer or incur as a result of the failure by Participant to pay such tax obligations.
13.Entire Agreement; Interpretation; Amendment. The Plan and this Agreement constitute the entire agreement between the Company and Participant pertaining to the subject matter hereof, supersede all prior or contemporaneous written or verbal agreements and understandings between the parties in connection therewith, and shall not be modified or amended except by written instrument duly signed by the parties. No waiver by either party of any default under the Agreement shall be deemed a waiver of any later default. The various provisions of the Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions hereof. The Plan, including the definition of terms therein, is incorporated in this Agreement by reference and made a part hereof. In the event of any conflict between the provisions of the Plan and any related documents and those of this Agreement, the provisions of the Plan and any related documents shall prevail; provided, however, that the Committee shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of this Agreement, and any decisions of the Committee shall be binding and conclusive upon all interested parties. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written. In so executing this Agreement, Participant also hereby acknowledges receipt of a copy of the Plan.

Participant’s Signature Participant’s Printed Name

ACCEPTED: CENTURY ALUMINUM COMPANY By: John V. DeZee Executive Vice President, General Counsel and Secretary Date: June [ ], 2025